Exhibit 99.1

ANNOUNCES INTENT TO COMMENCE MODIFIED DUTCH AUCTION

TO REPURCHASE 4 MILLION SHARES OF ITS COMMON STOCK

SAN DIEGO, California, February 20, 2008 – Charlotte Russe Holding, Inc. (Nasdaq-GSM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today announced its intent to commence a modified “Dutch Auction” tender offer for up to 4 million common shares or approximately 16% of its common shares outstanding. The Company’s board of directors unanimously approved the tender offer. The purchase price will not be greater than $20 or less than $18 per share for a maximum aggregate purchase price of $80 million. On February 19, 2008, the last full trading day prior to this announcement, the closing sale price on the NASDAQ Stock Market for the Company’s common stock was $19.02. The tender offer is expected to commence on or about February 21, 2008 and will remain open for at least 20 business days. The Company intends to finance this share repurchase from its existing cash and cash equivalents balance which was approximately $115 million as of December 29, 2007. The offer will be subject to terms and conditions to be described in an offer to purchase to be filed with the Securities and Exchange Commission on the date the tender offer is commenced.

Mark Hoffman, Chief Executive Officer, remarked: “We, along with our advisors, have evaluated our current cash position and capital structure. We believe that repurchasing our shares is an attractive and prudent use of the Company’s strong cash position allowing us to return value to our shareholders while maintaining flexibility to achieve our growth objectives.”

The repurchase will be made through a modified “Dutch Auction” tender offer in which shareholders will be given the opportunity to sell a portion or all of their shares to the Company and do so without incurring any brokerage fees or commissions.

Under the modified “Dutch Auction” format, the Company will select the lowest price within the stated range that will allow it to buy 4 million shares of its common stock, assuming that a sufficient number of shares are tendered. If the number of shares tendered is greater than the number sought, purchases will be made on a pro rata basis from shareholders tendering at or below the purchase price. The actual purchase price will be determined through an auction mechanism and will be the single lowest price within the offer range at which the Company can purchase up to 4 million shares of common stock. The offer is not conditioned on the receipt of outside financing or upon any minimum number of shares being tendered. The Company’s Board of Directors and its executive officers do not intend to participate in the tender offer.

Cowen and Company, LLC will act as the dealer manager for the tender offer and the information agent will be MacKenzie Partners, Inc. The depositary will be Mellon Investor Services LLC. Neither the Company, its Board of Directors, the dealer manager, the information agent nor the depositary is making any recommendation to stockholders as to whether to participate in the tender offer.

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. At December 29, 2007 the Company operated 440 stores in 45 states and Puerto Rico. The Company expects to open approximately 60 new stores in fiscal 2008. For more information about the Company, please visit www.charlotterusse.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, statements about the Company’s intent to commence the tender offer, its use of cash and its growth alternatives. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not open new Charlotte Russe stores or remodel existing stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company. Stockholders of the Company are urged to read the relevant tender offer documents when they become available because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. At the time the offer is commenced, the Company will file tender offer materials with the SEC, including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents. The tender offer materials will contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents will be made available to all stockholders of the Company at no expense to them. The tender offer materials will be available for free at the SEC’s website at http://www.sec.gov. In addition, stockholders of the Company will be able to obtain a free copy of these documents from the information agent for the tender offer, by mailing requests for such materials to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, or by emailing tenderoffer@mackenziepartners.com or calling (800) 322-2885.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, the Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the Commission at http://www.sec.gov.

CONTACT:	Patti Johnson
Executive Vice President & Chief Financial Officer
858-490-2603

Joseph Teklits
ICR, Inc.
(203) 682-8258